EXHIBIT 12.3

Ratio of Earnings to Fixed Charges and Preferred Dividends

	Six Months Ended June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:

Pre-tax income	$(138,119)	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(8,881)	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(147,000)	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	44,724	109,128	129,282	140,816	105,838	81,930

Earnings	$(102,276)	$(719,353)	$(283,358)	$279,029	$214,014	$172,553

Interest expense-short term borrowings	$4,214	$16,476	$20,820	$29,956	$35,979	$35,255
Interest expense-long term borrowings	29,988	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	8,881	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor **	1,641	5,650	6,901	6,812	4,168	2,644

Fixed charges	$44,724	$109,128	$129,282	$140,816	$105,838	$81,930

Earnings to fixed charges, excluding interest on deposits	*	*	*	1.98	2.02	2.11

INCLUDING INTEREST ON DEPOSITS:

Pre-tax income	$(138,119)	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(8,881)	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(147,000)	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	97,238	278,389	363,619	418,430	291,111	173,920

Earnings	$(49,762)	$(550,092)	$(49,021)	$556,643	$399,287	$264,543

Interest expense-short term borrowings	$56,728	$185,737	$255,157	$307,570	$221,252	$127,245
Interest expense-long term borrowings	29,988	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	8,881	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor **	1,641	5,650	6,901	6,812	4,168	2,644

Fixed charges	$97,238	$278,389	$363,619	$418,430	$291,111	$173,920

Earnings to fixed charges, including interest on deposits	*	*	*	1.33	1.37	1.52

*	Earnings to fixed charges and preferred dividends were a deficiency of $147.0 million for the six months ended June 30, 2010, and $828.5 million and $412.6 million for the years ended December 31, 2009 and 2008, respectively.
**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.